Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT REPORTS FIRST QUARTER RESULTS

PRINCETON, NJ, MAY 10, 2005 – Church & Dwight (NYSE:CHD) today reported net income for the quarter ended April 1, 2005 of $37.7 million or $0.56 per share, an increase of $0.10 per share or 22% over last year’s net income of $29.9 million or $0.46 per share. This year’s results include 100% of the earnings of the former Armkel LLC business, following the Company’s acquisition in May, 2004 of the 50% interest in Armkel which it did not already own. The Company noted that the additional 50% interest in Armkel would have contributed $0.08 per share on a pro forma basis to last year’s first quarter results.

James R. Craigie, President and Chief Executive Officer, commented, “We are pleased with the first quarter results, which reflect the positive trend in organic sales growth established during 2004. Based on this strong start, we plan to substantially increase marketing and product development spending for the remainder of the year to continue to drive strong organic growth.”

First quarter sales increased to $420.7 million, compared to $296.0 million in the comparable period a year ago. This advance is primarily due to the acquisition of Armkel, which reported sales of $113.8 million in the same period a year ago.

Gross profit margin was 38.1% compared to last year’s reported 32.6%, due to the addition of the higher-margin Armkel business.

First quarter marketing spending of $37.6 million and selling, general and administrative expenses of $55.4 million were both significantly higher than last year due to the addition of the Armkel business. Operating profit of $67.2 million was $28.7 million or 75% higher than the previous year’s $38.5 million. This increase is also due to the addition of the Armkel business, which reported an operating profit of $29.8 million in the same period last year.

The reduction in earnings from affiliates and the increase in interest expense also result primarily from the acquisition of Armkel.

First quarter tax rate of 34.8% was almost 2 percentage points higher than the rate in the same period last year, which benefited from prior year tax credits.

At quarter-end, the Company had total outstanding debt of $791 million, and cash of $102 million, for a net debt position of $689 million. This is a $391 million increase in net debt on a reported basis, but only a $96 million increase over the combined net debt position of $593 million for Church & Dwight and Armkel (a non-GAAP measure) at the comparable quarter-end last year. Excluding the approximately $260 million of debt incurred in connection with the Armkel acquisition, the combined net debt would have declined by $164 million for the period.

Adjusted earnings before interest, depreciation and amortization (adjusted EBITDA) as defined in the Company’s bank loan agreement, which exclude certain non-cash items, are estimated at approximately $79 million for the quarter.

- more -

CHURCH & DWIGHT AND AFFILIATES (Non-GAAP MEASURES)

Management uses the combined results of Church & Dwight and its unconsolidated affiliates, including Armkel for the period prior to its acquisition in May 2004, in evaluating the financial performance of the business.

First quarter combined sales of $433.6 million were $13.0 million or 3% above last year. Foreign exchange gains contributed about 1% of this increase. This year’s first quarter was, however, two days or 2% shorter than the comparable period last year. Adjusting for both the foreign exchange and calendar effects, the Company estimates that first quarter organic sales growth was approximately 4%.

At the product line level, after making the adjustments referred to above, the deodorizing and cleaning, personal care, and specialty products businesses all delivered mid-single digit or higher growth rates; consumer international was slightly higher than last year; and laundry sales were about the same as last year. At the brand level, sales of Arm & Hammer® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, Trojan® condoms, First Response® pregnancy kits and Nair® depilatories were all significantly higher than last year, while sales of laundry detergent powder, fabric softeners and antiperspirants were lower.

As anticipated, gross profit for Church & Dwight and its unconsolidated affiliates declined to 38.9%, compared to the previous year’s 40.1%. This lower margin is due to sharp price increases for oil-based raw and packaging materials and certain commodity chemicals during the second half of 2004. In response, the Company has intensified its margin enhancement strategies, and is in the process of implementing a wide range of cost reduction programs.

Late in the quarter, the Company announced a price increase for almost the entire Trojan condom line. This move follows price increases for the cat litter and Brillo® lines, as well as for certain specialty chemicals, late in 2004, and means that the Company has now taken pricing action for about 20% of its domestic product lines over the past six months. In addition, the Company has announced price increases and sizing changes for products representing about 20% of the sales of its laundry detergents business, which will take effect during the second quarter, and expects to take similar actions for the majority of its laundry line during the second half of the year.

Mr. Craigie added, “We are about half way through the process of recovering the commodity price increases incurred late in 2004. Our objective is to recover the balance of the cost increases through a combination of cost reduction programs and price increases by late this year or early next year. Based on our current pipeline of margin enhancement programs, we expect to be able to resume margin growth during 2006.”

During the quarter, the Company launched Arm & Hammer Detergent Plus a Touch of Softener which combines detergent with fabric softener technologies. The Company also expanded its carpet deodorizer line with the introduction of Arm & Hammer Carpet and Room Allergen Reducer.

On the personal care side, the Company launched Arm & Hammer Enamel Care with Breath Defense™ and Mentadent Replenishing White™, both of which use the Company’s proprietary Liquid Calcium® technology to restore enamel luster. The entire Arrid® antiperspirant line has been relaunched with a renewed emphasis on the “ExtraDry” heritage. Several new items have been added to the Nair® depilatory line, including a bladeless shaving kit. A major new addition to the Trojan line is Mint Tingle™, a flavored lubricated condom.

- more -

First quarter combined marketing expenses were slightly higher than last year. Looking forward, the Company expects to increase its marketing spending during the second and third quarters in support of these new product launches. In addition, the Company is planning to increase advertising spending on key brands, including a new Trojan advertising campaign designed to place increased emphasis on the health risks of unprotected sex. Marketing spending will also rise in anticipation of a major new product initiative which is currently planned for the second half of the year.

Mr. Craigie noted that the Company is raising its earnings objective for the year to at least $1.75 per share, which contemplates significant reinvestment in marketing and R&D to fuel long-term organic growth.

Mr. Craigie also noted that the Company is engaged in a strategic planning process to establish its strategic and financial objectives for the three-year period 2006 to 2008. The Company expects to complete this review during the second quarter and provide a preliminary view of these objectives during its second quarter earnings release and conference call in early August.

As previously reported, at its May 4 Board meeting, the Company declared a quarterly dividend of $0.06 per share. The dividend is payable June 1, 2005 to stockholders of record at the close of business on May 16, 2005. This is the Company’s 417th regular quarterly dividend.

Church & Dwight will host a conference call to discuss first quarter 2005 results today at 10:00 a.m. (ET). To participate, dial in at 888-396-2356, access code: Church & Dwight. A replay will be available two hours after the call at 888-286-8010, access code 40680080, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross margin, marketing and product development spending, pricing and sizing changes in certain of its products, and earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church & Dwight’s quarterly and annual reports filed with the SEC.

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In thousands, except per share data)	April 1, 2005	Apr. 2, 2004
Net Sales	$420,674	$295,991
Cost of sales	260,437	199,429

Gross profit	160,237	96,562
Marketing expenses	37,647	24,188
Selling, general and administrative expenses	55,438	33,914

Income from Operations	67,152	38,460
Equity in earnings of affiliates	1,270	9,824
Other income (expense), net	(10,567)	(3,642)

Income before minority interest and taxes	57,855	44,642
Income taxes	20,163	14,730
Minority Interest	(9)	6

Net Income	$37,701	$29,906

Net Income per share - Basic	$0.60	$0.49
Net Income per share - Diluted	$0.56	$0.46

Dividend per share	$0.06	$0.05
Weighted average shares outstanding - Basic	63,321	61,323
Weighted average shares outstanding - Diluted	69,002	67,710

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Apr. 1, 2005	Apr. 2, 2004
Assets
Current Assets
Cash, equivalents and securities	$101,902	$66,666
Accounts receivable	187,944	101,368
Inventories	157,837	98,323
Other current assets	30,562	20,760

Total Current Assets	478,245	287,117

Property, Plant and Equipment (Net)	331,212	257,026
Equity Investment in Affiliates	12,590	163,611
Intangibles and other assets	1,038,889	419,581

Total Assets	$1,860,936	$1,127,335

Liabilities and Stockholders’ Equity
Short-Term Debt	$111,102	$68,547
Other Current Liabilities	254,794	164,796

Total Current Liabilities	365,896	233,343

Long-Term Debt	679,356	295,851
Other Long-Term Liabilities	214,674	126,357
Stockholders’ Equity	601,010	471,784

Total Liabilities and Stockholders’ Equity	$1,860,936	$1,127,335

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Sales

The press release provides information regarding combined sales adjusted to exclude the effect of foreign exchange adjustments and the impact of the Company’s fiscal calendar. Management believes that the presentation of adjusted combined net sales is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight or its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the effect of the Company’s fiscal calendar is useful to investors because currency fluctuations and the fiscal calendar difference are out of the control of, and do not reflect the performance of management.

Combined Gross Profit Margin and Combined Operating Profit

The press release also provides information regarding combined gross profit margin and combined operating profit. Management believes the presentation of combined gross margin and combined operating profit is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Adjusted Net Debt

The press release provides information regarding combined Church & Dwight and Armkel net debt at April 2, 2004. Management believes this information is useful to investors because the former Armkel business is reflected in Church & Dwight’s April 1, 2005 balance sheet, and the presentation of Church & Dwight and Armkel net debt at April 2, 2004 enables investors to analyze the increase in Church & Dwight’s net debt position exclusive of the amount of indebtedness already existing at Armkel at April 2, 2004. Set forth below is a reconciliation of Church & Dwight’s net debt to Church & Dwight and Armkel’s net debt at April 2, 2004:

(Dollars in Millions)
Church & Dwight Total Debt	$364.4
Church & Dwight Cash	66.7

Church & Dwight Net Debt	$297.7

Armkel Total Debt	$359.9
Armkel Cash	64.7

Armkel Net Debt	$295.2

Church & Dwight Net Debt	$297.7
Armkel Net Debt	295.2

Church & Dwight and Armkel Net Debt	$592.9

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA
(Dollars in Millions)

Net Cash Provided by Operating Activities	$31.2
Interest Expense	10.6
Current Income Tax Provision	16.0
Proceeds from Affiliates	1.9
Change in Working Capital & Other Liabilities	22.7
Investment Income	(0.8)
Other	(2.1)

Church & Dwight Adjusted EBITDA	$79.5

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters ended April 1, 2005, and April 2, 2004. The reconciliation reflects the elimination of intercompany sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit and Operating Profit

Including Unconsolidated Affiliates

1st Quarter 2005 vs. 2004

Dollars in Millions

	Three Months Ended April 1, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$63.7	$—	$—	$—	$63.7
Laundry Products	$103.5	$—	$—	$—	$103.5
Personal Care Products	$130.5	$—	$—	$—	$130.5

Consumer Domestic	$297.7	$—	$—	$—	$297.7
Consumer International	$69.4	$—	$—	$—	$69.4

Total Consumer Net Sales	$367.1	$—	$—	$—	$367.1
Specialty Products Division	$53.6	$—	$14.9	$(2.0)	$66.5

Total Net Sales	$420.7	$—	$14.9	$(2.0)	$433.6

Gross Profit	$160.3	$—	$3.7	$4.8	$168.8
% of Net Sales	38.1%		24.8%		38.9%

Marketing	$37.6	$—	$0.1	$—	$37.7
% of Net Sales	8.9%		0.5%		8.7%

SG&A	$55.5	$—	$1.1	$4.8	$61.4
% of Net Sales	13.2%		7.4%		14.2%

Operating Profit	$67.2	$—	$2.5	$—	$69.7
% of Net Sales	16.0%		16.9%		16.1%

	Three Months Ended April 2, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$61.1	$—	$—	$—	$61.1
Laundry Products	$105.5	$—	$—	$—	$105.5
Personal Care Products	$69.5	$58.0	$—	$—	$127.5

Consumer Domestic	$236.1	$58.0	$—	$—	$294.1
Consumer International	$9.0	$55.8	$—	$(0.4)	$64.4

Total Consumer Net Sales	$245.1	$113.8	$—	$(0.4)	$358.5
Specialty Products Division	$50.9		$13.2	$(2.0)	$62.1

Total Net Sales	$296.0	$113.8	$13.2	$(2.4)	$420.6

Gross Profit	$96.6	$65.7	$2.8	$3.5	$168.6
% of Net Sales	32.6%	57.7%	21.2%		40.1%

Marketing	$24.2	$12.8	$0.1	$—	$37.1
% of Net Sales	8.2%	11.3%	0.8%		8.8%

SG&A	$33.9	$23.1	$1.3	$3.5	$61.8
% of Net Sales	11.4%	20.3%	9.8%		14.7%

Operating Profit	$38.5	$29.8	$1.4	$—	$69.7
% of Net Sales	13.0%	26.1%	10.6%		16.6%

**	Adjustments include: elimination of intercompany sales, reclassification of the administrative costs of production planning and logistics functions that are not directly attributable to the manufacturing process, from cost of sales to SG&A.